Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden - IR 646-415-8972 rob@haydenir.com

ORMAT TECHNOLOGIES SIGNS $125 million non-recourse finance Agreement with OPIC for the platanares geothermal power plant in honduras

RENO, Nev. May 3, 2018, Ormat Technologies Inc. (NYSE: ORA) today announced that its Platanares project subsidiary and the Overseas Private Investment Corporation (OPIC), United States government’s development finance institution, signed a Finance Agreement to provide a loan (on a non-recourse project finance basis) totaling up to $124.7 million for the 35 MW Platanares geothermal power plant in Honduras.

The OPIC Loan may be funded to Platanares in up to three total disbursements and will have a final maturity of approximately 14 years. The Company expects draw down the loan in two tranches - a first tranche of $114.7 million concurrently with closing, and a second tranche of $10 million within two quarters from closing. Closing and disbursements of the OPIC loan are subject to customary conditions for funding, which Ormat expects to satisfy by the end of the second quarter of 2018. Upon closing, the interest rate on the loan will be determined, and is expected to be between 6.75% and 7.25% based on the current estimates for U.S. Treasury and for the additional spread on OPIC certificates of participation.

“Ormat is proud of its long standing relationship with OPIC, a relationship that commenced with OPIC's $310 million financing for Ormat’s geothermal complex in Kenya more than five years ago. We appreciate OPIC’s confidence in our technology, operational skills and our focus on bringing reliable, cost effective renewable geothermal power in emerging markets,” commented Isaac Angel, CEO of Ormat Technologies. “This financing supports OPIC's mission and will create a sustainable energy solution for the people of Honduras while advancing economic and social development in the region. Ormat is proud to be the developer and the operator of this first privately owned geothermal independent power producer in Honduras, as it was in Kenya and Guatemala before.”

“This project is transformative for many reasons, principally for the reliable energy it will supply to the people of Honduras," said OPIC President and Chief Executive Officer Ray W. Washburne. "OPIC is proud to support Ormat’s facility which will advance Honduras' economic prosperity and stability through sustainable energy investment.”

ORMAT TECHNOLOGIES, INC. 6225 Neil Road Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

About OPIC

OPIC is the U.S. Government’s development finance institution. It mobilizes private capital to help address critical development challenges and in doing so, advances U.S. foreign policy and national security priorities. Because OPIC works with the U.S. private sector, it helps U.S. businesses gain footholds in emerging markets, catalyzing revenues, jobs and growth opportunities both at home and abroad. OPIC achieves its mission by providing investors with financing, political risk insurance, and support for private equity investment funds, when commercial funding cannot be obtained elsewhere. Established as an agency of the U.S. Government in 1971, OPIC operates on a self-sustaining basis at no net cost to American taxpayers.

All OPIC projects adhere to high environmental and social standards and respect human rights, including worker's rights. By mandating high standards, OPIC aims to raise the industry and regional standards of the countries where it funds projects. OPIC services are available for new and expanding business enterprises in more than 160 countries worldwide

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal Company and the only vertically integrated Company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 770 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,500 MW of gross capacity. Ormat’s current 833 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, Honduras, Indonesia and Kenya. In March 2017, Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary, a Philadelphia-based Company with nearly a decade of expertise and leadership in energy storage, demand response and energy management.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Form 10-K filed with the SEC on March 16, 2018.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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